Exhibit 99.2

McDATA Q206 Financial Results Conference Call (August 24, 2006)
FINAL

OPERATOR

Good afternoon.  My name is XXX and I will be your conference facilitator.  I would like to welcome everyone to McDATA’s Second Quarter Fiscal Year 2006 Financial Results Conference Call.

All lines have been placed on mute to prevent any background noise.  After the speakers’ comments, there will be a question and answer period.  To ask a question, press star and then the number one on your telephone keypad.  If you would like to withdraw your question, press star and then the number two.

Ms. Lyall, you may begin.

RENEE LYALL

Thank you, operator.  Good afternoon, everyone.  I’m Renee Lyall, McDATA’s Senior Director of Investor Relations.  With me on the call today is McDATA’s Chief Financial Officer, Scott Berman.

As you know, on August 8 we announced that we had entered into a definitive agreement to be acquired by Brocade Communications Systems.  With that in mind, the call today will focus solely on our second quarter financial results, and we will not be providing guidance for future quarters.   The duration of the call will be roughly 30 minutes, consisting of approximately 15 minutes of prepared remarks, and approximately 15 minutes of Q&A.  Any questions about the acquisition should be directed to Brocade Investor Relations.

A press release detailing our second quarter fiscal year 2006 financial results was distributed this afternoon at 4:15 p.m. Eastern Time over Business Wire and First Call.  The press release is available on our website at www.mcdata.com. This conference call is being recorded and a telephone replay will be available tonight beginning at approximately 9 pm Eastern Time through the end of next week.  To access the telephone replay, dial (706) 645-9291. The pass code is 4116419.

The conference call today is being webcast live via the internet at www.mcdata.com.  Also available on our website are supporting slides for today’s conference call.

During the course of this conference call we will discuss sequential and year over year financial and other data comparisons.  These comparisons are based on McDATA reported revenue.  In addition, we may provide information that constitutes forward looking statements, including statements regarding future events.  Actual results may differ materially. Any forward looking statements we make today are subject to risks and uncertainties as described in the company’s reports on Forms 10-K, 10-Q, and 8-K, that are filed with the SEC.  McDATA assumes no obligation to update any such forward looking statements.

In addition, the financial information that we review on today’s conference call is unaudited and presented on a non-GAAP basis.  The non-GAAP results are a supplement to financial statements based on accounting principles generally accepted in the United States of America, or GAAP.  The non-GAAP results exclude certain expenses to provide what McDATA believes is a more complete understanding of our underlying operational results and trends.

Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

A reconciliation of GAAP and non-GAAP net income is provided in the financial statements included in both our press release and form 8-K filed with the SEC.

At this time, I will turn the call over to Scott Berman.

SCOTT BERMAN

Thank you, Renee, and thank you all for joining us this afternoon.

As a reminder, the call today is to discuss McDATA’s second quarter fiscal year 2006 financial results.  As Renee indicated, any questions about the acquisition announced on August 8 should be directed to Brocade.

Revenue for the second quarter was $150.1 million, compared to $168.3 million in the first quarter, and $165.3 million one year ago.

Non-GAAP earnings were one cent per share, based on approximately 155 million fully diluted shares outstanding, compared to non-GAAP earnings per share of four cents in the first quarter and three cents one year ago.

On a GAAP basis, we experienced a net loss of 13 cents per basic and diluted share in the second quarter.

Non-GAAP earnings per share in the second quarter excluded:

•                  Approximately $11 million in amortization of intangibles related to our acquisitions;

•                  Approximately $9.7 million related to the impairment write down of the matrix switch business acquired in the merger with CNT which I will discuss in more detail in a moment;

•                  Approximately $2.4 million related to FAS 123R and the impact of stock based compensation expense;

•                  Approximately one million related to a note receivable from the CNT acquisition;

•                  $820 thousand in amortization of debt discount;

•                  Approximately $290 thousand related to restructuring, severance, and retention costs;

•                  AND a benefit of approximately $2.7 million related to our investment in Aarohi following their acquisition by Emulex.

Before I move onto a more detailed revenue discussion, I want to explain the one time expense related to the impairment write down of the matrix switch business.  As I stated, the matrix switch is a product line acquired as part of the CNT merger. Since we acquired CNT in the July quarter one year ago, we have been refining our business strategy and it was determined during the second quarter that this product line was not a good fit for McDATA going forward. Since the acquisition closed, there has been a limited focus on selling or establishing a pipeline for this product with revenue averaging under $1 million per quarter on an annualized basis. For primarily that reason, we decided to record an impairment to write down the value of the inventory and intangibles associated with this product line.  Approximately six and one half million of the write down was related to inventory impairment, while approximately three million was related to intangibles.

Moving on, second quarter product revenue - including all hardware, software, and third party product sales — was $118 million, compared to $135 million in the first quarter and $139 million one year ago.

Within product revenue, fibre channel director sales declined sequentially and year over year.

•                  Contributing to weakness in director sales were three primary factors.

•                  First, as reported by other industry participants, the high end storage environment was less robust during the second calendar quarter, and McDATA was affected by this situation.

•                  Second, the lack of 4 gig support impacted our ability to grow revenue;

•                  And third, we experienced ongoing transitions within our sales force, with considerable disruption in EMEA

•                  On a positive note, we introduced 4 gig on the 6140 director about half way through the quarter and 4 gig represented 25% of revenue on this director platform during the second quarter.

•                  We are also optimistic that the introduction of 4 gig on the i10k platform this quarter will improve our position in the second half of the year.

Fabric switch sales were up on a year over year basis, but down somewhat sequentially.  Within fabric switches, our 4 gig sales continued to grow and represented almost 85% of fabric switch sales, compared to 70% in the first quarter.

In total, 4 gig represented approximately 1/3 of our fibre channel sales in the second quarter, compared to less than 20% in the first quarter, demonstrating continued traction with this technology.

Total fibre channel port shipments grew 17% year over year, while decreasing 7% sequentially.

In line with normal industry trends, fibre channel ASPs declined in the low single digits sequentially.

WAN and extension revenue declined sequentially and year over year.

•                  As we have stated in the past, extension product sales tend to be lumpy and tied to larger deals that can experience longer sales cycles.

•                  We believe the transitions within our sales force I touched on a few moments ago also impacted sales of extension gear.

•                  Historically sales of WAN and extension product have been weighted to the second half of the year, and we are keenly focused on this opportunity going forward.

•                  We continue to believe this is a growing business on an annualized basis for McDATA.

Third party product revenue represented approximately 6% of revenue in the second quarter.  This revenue category includes all non-McDATA product sales, including servers and storage arrays, WDM equipment, as well as OEM’d products from Riverbed and Falconstor.  Since we acquired CNT, third party product sales — excluding bandwidth sales — has typically represented between 5% - 6% of revenue.

Despite the decline in hardware revenue, software revenue increased 6% year over year and was about flat sequentially at $18.5 million, representing 12% of total revenue.  Software revenue includes revenue from add-on sales, software maintenance, and royalty payments received from our partnerships.

The relative strength in software was driven primarily by sales of EFCM, our heterogeneous fabric management software.  EFCM revenue grew 20% sequentially and more than 70% year over year.

Our modular software strategy has been very successful for us, and during the second quarter we experienced particularly strong demand for our performance and event monitoring EFCM modules.

We believe the EFCM momentum can in part be attributed to the pending release of EFCM 9.0, our fully integrated software management upgrade scheduled to be generally available later this quarter.  EFCM 9.0 will introduce a whole new level of functionality, including open VSANs and logical partitioning.  9.0 will provide even more value to customers who license the optional modules.

EFCM 9.0 is truly open, heterogeneous, standards based fabric management software — it will provide end users exceptional and unmatched value as it can manage Brocade, Cisco, and QLogic in addition to McDATA fabrics.

Second quarter service revenue was $32 million, compared to $33 million in the first quarter and $26 million one year ago.  Maintenance and managed services contributed more than 80% to service revenue, with the remainder coming from managed and professional services.

During the second quarter, we achieved two significant milestones within our network management services, or NMS. One, the number of devices monitored crossed one thousand, and two, we certified the McDATA WDS Accelerator, OEM’d from Riverbed on NMS.

We also conducted a formal audit of our customer service call center.  This assessment included a benchmark study of overall call center performance.  McDATA’s call center performance consistently exceeded industry benchmarks for both peer companies and best in class call centers. Areas where McDATA showed exceptional scores included Customer Satisfaction and First Call Resolution.

We are very proud of this distinction, and it is just one of the reasons Gartner named McDATA one of the top 10 storage service providers worldwide in a recent report.

Turning to our distribution channels,

•                  IBM contributed 30% to revenue in the second quarter, and EMC contributed 27%

•                  Other sales channels, including direct sales, Dell, HDS, HP, Sun, and value added resellers and distributors, represented 43% of revenue.

Geographically, North America represented just over 60% of total revenue, while EMEA and Asia Pac contributed just under 40% to revenue.

As noted in our pre-release, we experienced weakness in EMEA and certain regions of North America during the second quarter, while the Asia Pacific region continued to post strong results.

Over the past two months, we believe we have taken positive steps to drive improvements across all geographies.

•                  Adrian Jones, an industry veteran of more than 17 years, is now running Worldwide Sales and Support.  Adrian joined McDATA on May 30 as Vice President of Americas Sales, before being promoted very recently to Senior Vice President of Worldwide Sales and Support.

•                  While he has only been a member of the McDATA team for a short period of time, he has taken swift action.  He has reorganized the Americas with more effective and focused leadership, and he recently created a new international sales leadership position.   Paul Rath, our vice president of Asia Pac sales, now has expanded responsibilities in the newly created role of Vice President of International Sales and Support, overseeing both the Asia Pac and EMEA regions.

•                  Under Paul’s leadership, Asia Pac has demonstrated consistent strong execution and growth for McDATA, and we have every confidence that Paul has the skill set to help get EMEA on track.

•                  We are optimistic that the realignment and leadership changes, as well as increased focus on solution sales, can drive improved revenue performance worldwide.

Non-GAAP corporate gross margin for the second quarter was 45.9%.

•                  Product gross margin was 49.2%.  The increase in product margin can be attributed to the  increase in 4 Gb/s as a percent of fabric switch sales and strong software contribution to revenue

Services gross margin was 33.8%.

•                  The sequential decline in services margin is the result of three factors:

•                  We experienced approximately seven hundred thousand in costs associated with the refurbishment of non-ROHS compliant product that we did not experience in Q1;

•                  There was an increase in headcount;

•                  And, the above two events occurred with lower revenue to offset the incremental costs.

•                  Also, as a reminder, our service revenue — and therefore service margin and total gross margin — are negatively impacted by purchase accounting adjustments related to the CNT acquisition.  During the second quarter, the service revenue reduction was approximately $900 thousand. Without this adjustment, our service revenue would have been approximately $33 million, with service margin coming in at 35.6% and total gross margin would have been 46.2%. The negative impact of this purchase accounting adjustment was contemplated in our second quarter guidance.

Non-GAAP operating expenses were $68.5 million.

Operating expenses came in below our forecasted and preannounced range for three primary reasons:

•                  First, related to lower revenue, our variable compensation and bad debt expense came in below projections.  The reduction of the bad debt expense can also be attributed to strong collections.

•                  Second,  software capitalization was higher than we anticipated, and

•                  Third, our platform consolidation and other streamlining initiatives within engineering resulted in lower R&D expense than expected.

Non-GAAP operating margin was 0.2%.

The non-GAAP tax rate for the second quarter was 34%.

Moving to the balance sheet, McDATA ended the second quarter with cash and investments — short and long term — of $374.7 million, including $15.5 million of restricted cash.  This is an increase over Q1’s ending balance of $363.5 million.

Securities and lending collateral was $86.2 million.  As a reminder, securities and lending collateral should not be included in your cash per share calculation.

As of July 31, 2006, net of convertible debt, McDATA’s cash position was approximately $81.6 million, which equates to approximately $0.53 per share, based on approximately 155 million fully diluted shares outstanding.  This compares to a net cash balance of $69.3 million exiting the first quarter.

Days sales outstanding were 48 days, lower than our targeted 60 — 70 day range.  The decrease in DSO is the result of lower revenue combined with strong collections.

Cash flow from operations for the second quarter was $19.3 million, an increase over $14.4 million in the first quarter.

Our net inventory balance at the end of the second quarter was $35.6 million, and inventory turns on an annualized basis were 10.1.

Capital expenditures during the second quarter were $5.9 million.

Depreciation and amortization was $26.5 million, essentially flat with the previous two quarters.

Deferred revenue was $88 million.

And, we ended the second quarter with 1,480 employees.

That concludes our prepared remarks today.  Operator, you may open the call for questions.